FORM 8-K



                       Securities and Exchange Commission

                             Washington, D.C. 20549



                                 CURRENT REPORT

                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) October 2, 1996


                          Affinity Entertainment, Inc.
                     Formerly Affinity Teleproductions, Inc.
             (Exact Name of Registrant as specified in its Charter)



     Delaware                0-12193                    22-2473403
--------------------------------------------------------------------------------
 (State or other          (Commission File              (IRS Employer
 Jurisdiction of              Number)                  Identification
 Incorporation)                                            Number)




15310 Amberly Drive, Suite 370, Tampa, FL                 33647
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)               (Zip Code)



Registrant's Telephone Number, including area code: 813-975-8180




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Item 2. Acquisition of Disposition of Assets


a. Acquisition of Century Technologies, Inc.

     Pursuant to the Stock Acquisition Agreement (the "Agreement") dated October 31, 1996, Affinity Entertainment, Inc. (the "Company") purchased a majority interest in Century Technologies, Inc. ("Century"), a publicly held Colorado Corporation in the business of distributing and producing entertainment programming for all media on an international basis. The Company now owns approximately 74% of the outstanding common stock of Century.

     Under the terms of the Agreement, the Company purchased 37,500,000 Units of Century. Each Unit consists of one (1) share of Century common stock at $.0001 par value ("Century Common Stock") and one (1) common stock purchase warrant to purchase one (1) share of Century Common Stock at $2.00 per share (the "Warrants"). The Units are immediately separable into their component parts.

     In consideration for the transfer of the Units, the Company paid Three Million Dollars ($3,000,000) to Century consisting of (i) the conversion to equity of Four Hundred Thousand Dollars ($400,000) cash previously advanced by the Company to Century, (ii) Two Hundred Thousand Dollars ($200,000) cash, and
(iii) a negotiable one-year promissory note payable by the Company to Century in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) (the "Promissory Note").

     The Promissory Note bears interest at a rate of eight percent (8%) per annum and is secured by two (2) shares of Class D Preferred Stock of the Company, par value $1.00 (the "Class D Preferred Stock"). Each share of Class D Preferred Stock shall be convertible into 750,000 shares of the Company's common stock only in the event of default by the Company on the Promissory Note. The Class D Preferred Stock is not entitled to any voting or dividend rights of any kind. Notwithstanding the foregoing, the Company shall have the right to provide such substitute collateral as the Company and Century may mutually agree upon in writing. The Class D Preferred Stock will be held in escrow by Century's counsel (the "Escrow Agent") until such time as the Promissory Note is paid in full or substitute collateral is provided by the Company.

     The Company intends to issue a dividend to each of its shareholders as of a record date to be determined of one (1) Century Unit for each share of common stock of the Company. No such dividend has been declared as of yet.

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     The  Company  believes  that the  acquisition  of Century  will  enable the
Company to implement its business plan of becoming heavily vested in the U.S. and foreign distribution of both feature films and television programming.


b. Cancellation of Common Stock Subscription

     On October 21, 1996, the equity private placement with Baron Banker Limited ("Baron") was terminated by mutual agreement of the parties.

     Under the terms of the original agreement, Affinity had sold to Baron four million (4,000,000) shares (the "Shares") of the Common Stock at ten dollars
($10.00) per share for total consideration of forty million dollars ($40,000,000). Two Million Dollars ($2,000,000) was paid by Baron upon the closing of the transaction and held in escrow pending Baron's ability to successfully margin the Shares. The remaining Thirty Eight Million Dollars ($38,000,000) was paid in the form of a promissory note (the "Promissory Note"), not bearing interest, to be paid monthly over a seventeen month period.

     Upon receipt by the Company of the stock certificates representing the Shares from the escrow agent for the transaction, the Two Million Dollars
($2,000,000) paid by Baron was returned to Baron and the Promissory Note cancelled by the Company. Both Affinity and Baron have been relieved of all duties and obligations under the agreements between the parties.

     As a result of the termination, the four million (4,000,000) shares of Common Stock of the Company purchased by Baron have been returned to the Company and retired leaving 8,284,217 shares of common stock issued and outstanding. The termination of the Agreement will not result in any changes to either the Net Total Assets or to the Net Stockholder's Equity of the Company as reported in the Company's Quarterly Report on Form 10-QSB for the three months ended June 30, 1996.



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Item 5. Other Events

     On April 16, 1996, the Company rescinded the Agreement of Sale dated May 8, 1993 (the "Agreement") between Thoro-Cap, Inc., now Affinity Entertainment, Inc. (the "Company"), and Access America, Inc., and cancelled the 100,000 shares of Convertible Preferred Stock issued in connection with this Agreement.

     Access America filed suit in Delaware Chancery Court on October 2, 1996 requesting the issuance of 100,000 shares of preferred stock and conversion of these preferred shares into $5,000,000 worth of the common stock of the Company up to a maximum of 9% of the outstanding common stock of the Company. Although the Company believes that it will ultimately prevail in this matter, there can be no assurance that this will be the case or that a material adverse effect will not result.

Item 7. Financial Statements and Exhibits

     (a) Financial Statements

          (1) Financial Statements of Century Technologies, Inc.*

          * Incorporated by reference to the Quarterly Report on Form 10-QSB of Century Technologies, Inc. for the three months ended June 30, 1996.

     (b) Exhibits

          10.01 Stock Acquisition Agreement dated October 31, 1996 between Affinity Entertainment, Inc. and Century Technologies, Inc.

          10.02 Escrow Agreement dated October 31, 1996 between Affinity Entertainment, Inc., Century Technologies, Inc. and Wilson, Elser, Moskowitz, Edelman & Dicker.

          10.03   Promissory   Note  dated   October   31,   1996  by   Affinity
                  Entertainment, Inc. payable to Century Technologies, Inc.

          10.04 Agreement between Affinity Entertainment, Inc., Baron Banker Limited, Barry Kaplan, Esq. and Pendragon Resources, L.L.C. dated October 21, 1996.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     November 12, 1996               AFFINITY ENTERTAINMENT, INC.



                                          By:  /s/ William J. Bosso
                                               ----------------------------
                                               William J. Bosso
                                               President


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